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Exhibit 10.17

AMENDMENT TO LEASE

        This AMENDMENT TO LEASE ("Amendment") is made as of the 23rd day of June, 2008, by and between WINDMILL DURANGO OFFICE, LLC (hereinafter referred to as "Landlord"), and ALLEGIANT AIR, LLC (hereinafter referred to as "Tenant").

WITNESSETH:

        WHEREAS, Landlord entered into a certain Lease Agreement (the "Lease") dated May 1, 2007 with Tenant for a premises located at 8360 South Durango, Las Vegas, Nevada 89113 (the "Premises"), which Premises are more particularly described in said Lease.

        WHEREAS, pursuant to the Lease, assuming Tenant is not in default beyond any applicable notice and cure period under the Lease, Landlord shall grant to Tenant a continuous Right of First Offer on any space that comes available in the Building during the Lease Term.

        WHEREAS, Tenant wishes to exercise said right at this time and assume additional floor area at the Building.

        NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration paid for and given by each of the parties hereto to the other, receipt of which each of the parties hereby respectively acknowledges, the parties hereto agree as follows:

  1.
  As of the effective date of this Amendment, Tenant shall take on an additional 6,380 square feet of floor area at the Building. As such, the Premises shall hence contain a total of approximately 64,908 square feet of floor area. A depiction of the 6,380 square feet of additional floor area is attached hereto and made part hereof as Exhibit "1".

  2.
  Tenant's Pro Rata Share pursuant to Section 1.9 of the Lease shall increase from 78% to 87.5%.

  3.
  Tenant's Base Rent and Escalations pursuant to Section 1.10 of the Lease shall increase proportionateley due to the adjusted floor area as follows:

Lease Year	Rental Rate Per Square Foot Per Month (NNN)	Monthly Installments of Base Rent
1	$1.91	$123,974.28
2	$1.98	$128,517.84
3	$2.13	$138,254.04
4	$2.19	$142,148.52
5	$2.26	$146,692.08
6	$2.33	$151,235.64
7	$2.40	$155,779.20
8	$2.47	$160,322.76
9	$2.54	$164,866.32
10	$2.62	$170,058.96
  4.
  Tenant shall be relieved from paying Rent to Landlord for the two (2) months of May 2008 and June 2008 only. All Rent shall again commence and be due and owing pursuant to the terms of the Lease on July 1, 2008, and continue thereafter.

  5.
  Conditional Amendment; This Amendment and its viability and binding effect on Tenant and Landlord are conditioned to all of the following matters occurring first:

  a.
  The cancellation of the lease Landlord currently has with COMMPARTNERS, LLC for the additional 6,380 square feet of floor area at the Building at issue herein; and

  b.
  BSERV, INC, acquiring 4,570 square feet of lease space in the Building from Landlord that will be released upon COMMPARTNERS, LLC lease cancellation as well.

  6.
  Except as amended and modified herein, all the terms, covenants and provisions of said Lease remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Lease as of the date first above set forth.

LANDLORD:		TENANT:
WINDMILL DURANGO OFFICE, LLC		ALLEGIANT AIR, LLC
WINDMILL DURANGO, LP
(Managing Member of WINDMILL		By:	/s/ SCOTT SHELDON
DURANGO OFFICE, LLC)
Scott Sheldon
IDC WINDMILL DURANGO LLC			(Print Name)
(General Partner of WINDMILL
DURANGO, LP)		Its:	VP—Accounting
By:	/s/ JEFF SUSA JEFF SUSA, Managing Member

EXHIBIT "1"

[FLOOR PLAN]

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AMENDMENT TO LEASE